Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414, Edwin.Detrick@cigna.com
Mariann Caprino, Media Relations – (860) 709-0528, Mariann.Caprino@cigna.com

CIGNA REPORTS FULL YEAR 2011 RESULTS
PROJECTS STRONG BUSINESS GROWTH FOR 2012

o
Consolidated revenues for full year 2011 increased to $22.0 billion, highlighted by 6% growth in premiums and fees for Health Care8, and 32% growth in premiums and fees in International, reflecting continued success in our targeted customer segments.

o
Adjusted income from operations1 for full year 2011 was $1.43 billion, or $5.21 per share, which represents a 12% increase over 2010, and includes the dilutive effect of $0.03 per share for the equity financing of the HealthSpring acquisition.  Shareholders’ net income1 for full year 2011 was $1.33 billion, or $4.84 per share, compared to $1.35 billion, or $4.89 per share for full year 2010.

o
Cigna completed the acquisition of HealthSpring, Inc. on January 31, 2012, expanding Cigna's diversified portfolio into the growing Seniors and Medicare market.  The acquisition adds approximately 365,000 Medicare Advantage customers and a large stand-alone Medicare prescription drug business with approximately 650,000 customers.

o
Full year 2012 consolidated adjusted income from operations1,2 is estimated to be in the range of $5.00 to $5.40 per share.  This compares to recasted 2011 adjusted income from operations1,2 of $4.95 per share, reflecting the impact of new accounting rules for deferred acquisition costs.  This outlook reflects strong organic growth, an expected increase in medical services utilization, and contributions from the acquisition of HealthSpring.

BLOOMFIELD, Conn., February 2, 2012 – Cigna Corporation (NYSE: CI) today reported fourth quarter and full year 2011 results that included strong revenue and earnings from each ongoing business, as well as strategic investments that will support continued earnings growth in 2012 and beyond.

"In 2011, Cigna was again successful in delivering value to customers and clients by improving their health and well being.  Our 2011 results represent another year of strong earnings growth, driven by the continued effective execution of our focused strategy,” said David M. Cordani, President and Chief Executive Officer.

Cigna expects to deliver earnings growth in 2012 through its diversified, global portfolio of businesses, including  continued attractive organic growth in its U.S. Health Care and International businesses, as well as expansion into the growing Seniors market through the acquisition of HealthSpring, which is differentiated by its unique physician engagement model.

“We are confident that 2012 will be a significant year for Cigna.” Cordani said.  “We are keenly focused on providing innovative products, retaining and growing our client and customer base in our targeted markets and significantly expanding our presence in the Seniors market through the acquisition of HealthSpring.  With this foundation in place, Cigna is well positioned to continue to provide differentiated service, to engage and partner with physicians and to provide high quality care that improves the health and well being of each individual customer.  This benefits our customers and clients as well as our other stakeholders.”

Cigna’s adjusted income from operations1 for full year 2011 was $1.43 billion, or $5.21 per share, compared with $1.28 billion, or $4.64 per share, for full year 2010, representing an increase of 12% per share.  The 2011 adjusted income from operations of $5.21 per share includes the dilutive effect of $0.03 per share for the equity financing of the HealthSpring acquisition.  For the fourth quarter of 2011, adjusted income from operations1 was $310 million, or $1.11 per share, compared with $313 million, or $1.15 per share, for the fourth quarter of 2010.

Cigna reported full year 2011 shareholders’ net income1 of $1.33 billion, or $4.84 per share, compared to $1.35 billion, or $4.89 per share, for full year 2010.  Shareholders’ net income1 included losses of $135 million, or $0.49 per share, in 2011 and $24 million, or $0.09 per share, in 2010 related to the Guaranteed Minimum Income Benefits (GMIB) business within our Run-off Reinsurance segment, primarily related to the impact of low interest rates and volatile equity market conditions.

Cigna also reported fourth quarter 2011 shareholders’ net income1 of $290 million, or $1.04 per share, compared with shareholders’ net income1 of $461 million, or $1.69 per share, for the fourth quarter of 2010.  Shareholders’ net income1 included income of $0.03 per share in the fourth quarter of 2011 and income of $0.31 per share for the same period of 2010 related to the Run-off GMIB business, primarily related to the impact of favorable equity market conditions.  Shareholders’ net income1 also included special items3 with losses of $0.11 per share in fourth quarter 2011, compared to income of $0.15 per share in fourth quarter 2010.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income1 (dollars in millions, except per share amounts; membership in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011

Consolidated Revenues	$5,463	$5,429	$5,613	$21,998

Consolidated Earnings
Adjusted income from operations1	$310	$313	$325	$1,428
Net realized investment gains, net of taxes	4	21	9	41
GMIB results, net of taxes4	7	85	(134)	(135)
Special item, net of taxes3	(31)	42	-	(7)
Shareholders' net income1	$290	$461	$200	$1,327

Adjusted income from operations1, per share	$1.11	$1.15	$1.20	$5.21
Shareholders' net income1, per share	$1.04	$1.69	$0.74	$4.84

Weighted Average Shares (in thousands)	278,290	272,697	272,060	274,249

	As of the Periods Ended
	December 31,		September 30,
	2011	2010	2011
Medical Membership
Health Care	11,483	11,437	11,471
International (Expatriate and Health Care)	1,197	1,036	1,196
Total Medical Membership	12,680	12,473	12,667

•
Cash and short term investments at the parent company were approximately $3.8 billion at December 31, 2011 and $810 million at December 31, 2010.  The year-end 2011 balance includes amounts to fund the HealthSpring acquisition that closed on January 31, 2012.

•
The Company issued 15.2 million shares of stock during 2011 in connection with the financing for the HealthSpring acquisition.  Additionally, the Company repurchased5 approximately 5.3 million shares of stock for $225 million during 2011.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Health Care

This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, membership in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011

Premiums and Fees	$3,320	$3,374	$3,255	$13,181
Adjusted Income from Operations1	$216	$207	$248	$990
Adjusted Margin, After-Tax6	5.6%	5.3%	6.6%	6.5%

	As of the Periods Ended
	December 31,		September 30,
	2011	2010	2011

Membership:
Medical	11,483	11,437	11,471

Behavioral Care	20,797	18,257	19,883
Dental	10,884	10,251	10,885
Pharmacy	6,368	6,501	6,357
Medicare Part D	538	560	538

•
Overall, Health Care results reflect continued growth in our targeted customer segments.  Results also reflect the impact of the exits from non-strategic markets, primarily Medicare Individual Private Fee For Service (“Medicare IPFFS”)8.

•
Excluding Medicare IPFFS8, fourth quarter premiums and fees increased 5% relative to fourth quarter 2010, due to continued business growth, rate increases and increased specialty penetration, partially offset by current medical business mix, reflecting a continued shift by clients to our Administrative Services Only (“ASO”) solutions.

•
Fourth quarter 2011 adjusted income from operations1 reflects continued growth in targeted medical and specialty businesses and favorable prior period claim development of approximately $24 million after-tax, as well as increased operating expenses related to strong 2012 membership growth and strategic initiatives.  Favorable prior period claim development was approximately $42 million after-tax in fourth quarter 2010 and $25 million after-tax in third quarter 2011.

•
Health Care medical claims payable7 was approximately $900 million at December 31, 2011 and approximately  $1.0 billion at December 31, 2010, while the current business mix reflects an 11% decline in risk membership, including the exit from Medicare IPFFS8.

Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011

Premiums and Fees	$677	$693	$698	$2,780
Adjusted Income from Operations1	$55	$72	$62	$282
Adjusted Margin, After-Tax6	7.4%	9.1%	8.1%	9.3%

•
In a challenging environment, Disability and Life delivered solid fourth quarter results, driven by a 4% increase in disability premiums and fees, reflecting the sustained value we deliver to our customers through our disability management programs, offset by a 7% decrease in life premiums and fees due to the exit of non-strategic government life insurance programs in 2010.

•
Adjusted income from operations1 for the fourth quarter of 2011 declined compared with the fourth quarter of 2010, due to the absence of a non-recurring after-tax gain of $11 million from the sale of the workers’ compensation and case management business in fourth quarter 2010 and higher disability claims experience, partially offset by continued favorable life claims experience.

International

This segment includes Cigna’s supplemental health, life, and accident insurance and global health benefits businesses operating in select international markets.

Financial Results (dollars in millions, membership and policies in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011

Premiums and Fees	$790	$625	$765	$2,990
Adjusted Income from Operations1	$59	$57	$79	$289
Adjusted Margin, After-Tax6	7.2%	8.7%	9.9%	9.3%

	As of the Periods Ended
	December 31,		September 30,
	2011	2010	2011

Medical Membership: Expatriate and Health Care	1,197	1,036	1,196
Health, Life and Accident Policies (excl. China JV)	6,623	5,931	6,450

•
International segment results reflect strong organic premium and fee growth driven by continued attractive customer retention and sales in targeted markets within both our individual Health, Life and Accident and Global Health Benefits businesses.

•
Fourth quarter 2011 adjusted income from operations1 was comparable to fourth quarter 2010, reflecting continued strong fundamental results, offset by the impact of increased strategic investments in product and geographic expansion initiatives, costs to streamline operations, and the unfavorable impact of changes in foreign tax law.

•
Fourth quarter 2011 results were lower than third quarter 2011 due to the absence of the favorable impact of reserve studies that were completed in third quarter 2011, the unfavorable impact of changes in foreign tax law, and costs to streamline operations.

•
Effective January 1, 2012, Cigna is required to adopt new accounting rules for costs related to the acquisition or renewal of insurance contracts (“deferred acquisition costs”).  This adoption will reduce full year 2011 earnings by approximately $70 million on a retrospective basis and is expected to have a similar impact in 2012.

Other Segments

Adjusted income (loss) from operations1 for Cigna's other segments are presented below (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011
Run-off Reinsurance	$(1)	$1	$(46)	$(48)
Other Operations	$21	$20	$25	$85
Corporate	$(40)	$(44)	$(43)	$(170)

•	Run-off Reinsurance includes the results for the VADBe business.

OUTLOOK

•
Cigna estimates full year 2012 consolidated adjusted income from operations1,2 to be in the range of $1.46 billion to $1.57 billion, or $5.00 to $5.40 per share.  This outlook reflects expected continued solid execution of our strategy resulting in strong organic growth, expected increase of medical services utilization during 2012, and contributions from the acquisition of HealthSpring.  This 2012 outlook, and the “Recasted Full-Year Ended December 31, 2011” results listed below, also reflect the impact of the requirement to adopt new accounting rules for deferred acquisition costs.

(dollars in millions, except per share amounts)	Recasted Full-Year Ended December 31, 2011	Estimated Full-Year Ended December 31, 2012

Adjusted income (losses) from operations1,2
Health Care (including HealthSpring beginning February 1, 2012)	$990	$1,120 to 1,190
Disability and Life	282	260 to 280
International	219	265 to 285
Ongoing Businesses	$1,491	$1,645 to 1,755

Run-off Reinsurance, Other Operations and Corporate	(133)	(185)
Consolidated	$1,358	$1,460 to 1,570

Consolidated Adjusted Income from Operations, per share1,2	$4.95	$5.00 to 5.40

Health Care medical membership growth, including medical members acquired from HealthSpring		growth of approximately 900,000

•	Cigna’s earnings and earnings per share outlooks exclude the potential effects of future capital deployment5.

•
Cigna's earnings and earnings per share outlooks assume break-even results for VADBe2 for full year 2012, which assumes that actual experience, including capital market performance, will be consistent with long term reserve assumptions.  See the Critical Accounting Estimates section of the Management’s Discussion and Analysis of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is expected to be filed later this month, for more information on the effect of capital market assumption changes in shareholders’ net income.

•	Management will provide additional information about the 2012 earnings outlook on Cigna's fourth quarter 2011 earnings call.

The foregoing statements represent management’s current estimate of Cigna's 2012 consolidated and segment adjusted income from operations1,2 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release, the Quarterly Financial Supplement and a slide presentation are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, on which management will review fourth quarter and full year 2011 and discuss full year 2012 outlook is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/cignadotcom/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and excludes results of Cigna's GMIB business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss) and shareholders’ net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated shareholders’ net income.

2.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  We expect that special items for 2012 will include HealthSpring, Inc. acquisition costs and may also include potential adjustments associated with litigation and assessment related items.  Other than these items, information is not available for management to identify, or reasonably estimate additional 2012 special items.

3.	Special item(s) included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations1 and the calculation of adjusted margins include:

Fourth Quarter 2011
•
After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring, Inc., (“HealthSpring”) and after-tax loss of $3 million related to transaction costs for the 2011 acquisition of FirstAssist Group Holdings Limited (“FirstAssist”).

Year ended December 31, 2011
•
After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring,  and after-tax loss of $3 million related to transaction costs for the 2011 acquisition of FirstAssist, offset by the after-tax benefit of $24 million (which includes a $9 million pre-tax charge offset by a tax benefit of $33 million) related to the completion of an IRS examination.

Fourth Quarter 2010
•
After-tax benefit of $101 million related to the resolution of a Federal tax matter and the after-tax charges of $39 million related to the early extinguishment of debt and $20 million related to the transfer of the workers’ compensation and personal accident businesses that were included in our Run-off Reinsurance operations.

4.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB, does not represent management's expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle the Company’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and Cigna's results of operations.

5.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

6.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  For the three months and full year ended December 31, 2011, segment margins including special items were 5.6% and 6.5% for Health Care, respectively, and 6.8% and 9.2% for International, respectively.

7.
Health Care medical claims payable of $900 million as of December 31, 2011 and $1,010 million as of December 31, 2010 are presented net of reinsurance and other recoverables.  The gross Health Care medical claims payable balance was $1,095 million as of December 31, 2011 and $1,246 million as of December 31, 2010.

8.
Beginning January 1, 2011, Cigna no longer offers Medicare IPFFS.  A reconciliation of 2010 consolidated revenues and Health Care premiums and fees between reported and excluding Medicare IPFFS follows:

(Dollars in millions)	Three Months Ended December 31,	Year Ended December 31,
	2010	2010

Consolidated Revenues, as reported	$5,429	$21,253
Less: Medicare IPFFS revenues	208	839
Consolidated Revenues, excluding Medicare IPFFS	$5,221	$20,414

Health Care Premiums and Fees, as reported	$3,374	$13,319
Less: Medicare IPFFS premiums and fees	204	827
Health Care Premiums and Fees, excluding Medicare IPFFS	$3,170	$12,492

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the Health Care operations, and the outlook for the Company’s full year 2012 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements:  (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify.  Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost and medical membership results, (v) delivering quality service to members and health care professionals using effective technology solutions, and (vi) lowering administrative costs;

4.
the ability to successfully complete the integration of acquired businesses, including the businesses acquired from HealthSpring by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing membership, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

5.	the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses acquired in serving the Seniors segment;
6.	the possibility that the acquired HealthSpring business may be adversely affected by economic, business and/or competitive factors;
7.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, and tax audits and related litigation;

8.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
9.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

10.	significant changes in interest rates or sustained deterioration in the commercial real estate markets;
11.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers, which could result in increased statutory reserve or capital requirements of the Company’s insurance subsidiaries;

12.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

13.	inability of the hedge programs adopted by the Company to substantially reduce equity market and interest rate risks in the run-off reinsurance operations;
14.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

15.
adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

16.
significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

17.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;

18.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay receivables) and our vendors (including their ability to provide services);

19.
adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation which could, among other items, affect the way the Company does business, increase cost, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

20.
amendments to income tax laws, which could affect the taxation of employer provided benefits, the taxation of certain insurance products such as corporate-owned life insurance, or the financial decisions of individuals whose variable annuities are covered under reinsurance contracts issued by the Company;

21.
potential public health epidemics, pandemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

22.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
23.
challenges and risks associated with the successful management of the Company’s outsourcing projects or vendors, including the agreement with IBM for provision of technology infrastructure and related services; and

24.	the political, legal, operational, regulatory and other challenges associated with expanding our business globally.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)	Exhibit 1
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUES

Premiums and fees	$4,822	$4,725	$19,089	$18,393
Net investment income	286	276	1,146	1,105
Mail order pharmacy revenues	391	367	1,447	1,420
Other revenues (1)	(42)	30	254	260
Net realized investment gains	6	31	62	75

Total	$5,463	$5,429	$21,998	$21,253

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$216	$207	$990	$861
Disability and Life	55	72	282	291
International	59	57	289	243
Run-off Reinsurance	(1)	1	(48)	(27)
Other Operations	21	20	85	85
Corporate	(40)	(44)	(170)	(176)

Total	$310	$313	$1,428	$1,277

SHAREHOLDERS' NET INCOME

Segment Earnings (Losses)

Health Care (4)	$216	$207	$991	$861
Disability and Life (4)	55	72	287	291
International (3)	56	57	286	243
Run-off Reinsurance (5)(6)	6	163	(183)	26
Other Operations (4)	21	20	89	85
Corporate (3)(4)(6)(7)	(68)	(79)	(184)	(211)

Total	286	440	1,286	1,295
Net realized investment gains, net of taxes	4	21	41	50

Shareholders' net income	$290	$461	$1,327	$1,345

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.11	$1.15	$5.21	$4.64
Results of guaranteed minimum income benefits business, after-tax	0.03	0.31	(0.49)	(0.09)
Net realized investment gains, net of taxes	0.01	0.08	0.15	0.18
Special item(s), after-tax (3)(4)(5)(6)(7)	(0.11)	0.15	(0.03)	0.16
Shareholders' net income	$1.04	$1.69	$4.84	$4.89
Weighted average shares (in thousands)	278,290	272,697	274,249	275,287

SHAREHOLDERS' EQUITY at December 31,:			$8,344	$6,645

SHAREHOLDERS' EQUITY PER SHARE at December 31,:			$29.22	$24.44

(1)  Includes pre-tax losses of $100 million and $4 million for the three months and twelve months ended December 31, 2011, respectively, and pre-tax losses of $85 million and $157 million for the three months and twelve months ended December 31, 2010, respectively, from futures and swaps contracts entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's run-off reinsurance operations.  Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts.  For more information, please refer to Cigna's Form 10-K for the period ended December 31, 2011, which is expected to be filed on February 23, 2012.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) excluding results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3)  The three months and twelve months ended December 31, 2011 include a pre-tax charge of $35 million ($28 million after-tax) for costs related to the 2012 acquisition of HealthSpring and a pre-tax charge of $4 million ($3 million after-tax) for costs related to the 2011 acquisition of FirstAssist.

(4)  The twelve months ended December 31, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
     - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

(5) The three months and twelve months ended December 31, 2010 include a pre-tax charge of $31 million ($20 million after-tax) in Run-off Reinsurance related to the loss on a reinsurance transaction.
(6) The three months and twelve months ended December 31, 2010 include a net tax benefit of $101 million related to the resolution of a Federal tax matter.
    - After-tax benefit of $97 million in Run-off Reinsurance and an after-tax benefit of $4 million in Corporate.

(7) The three months and twelve months ended December 31, 2010 include a pre-tax charge of $59 million ($39 million after-tax) in Corporate related to the loss on early extinguishment of debt.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings									Disability
	Per Share			Consolidated			Health Care			and Life
Three Months Ended	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11

Adjusted income (loss) from operations (1)	$1.11	$1.15	$1.20	$310	$313	$325	$216	$207	$248	$55	$72	$62

Results of guaranteed minimum income benefits business (2)	0.03	0.31	(0.50)	7	85	(134)	-	-	-	-	-	-

Special item(s), after-tax:
Cost associated with acquisitions (3)	(0.11)	-	-	(31)	-	-	-	-	-	-	-	-
Completion of IRS examination (4)	-	-	-	-	-	-	-	-	-	-	-	-
Loss on reinsurance transaction (5)	-	(0.07)	-	-	(20)	-	-	-	-	-	-	-
Resolution of Federal Tax matter (6)	-	0.36	-	-	101	-	-	-	-	-	-	-
Loss on early extinguishment of debt (7)	-	(0.14)	-	-	(39)	-	-	-	-	-	-	-

Segment earnings (loss)	1.03	1.61	0.70	286	440	191	$216	$207	$248	$55	$72	$62
Net realized investment gains, net of taxes (8)	0.01	0.08	0.04	4	21	9

Shareholders' net income	$1.04	$1.69	$0.74	$290	$461	$200

				Run-off			Other
	International			Reinsurance			Operations			Corporate
Three Months Ended	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11	4Q11	4Q10	3Q11

Adjusted income (loss) from operations (1)	$59	$57	$79	$(1)	$1	$(46)	$21	$20	$25	$(40)	$(44)	$(43)

Results of guaranteed minimum income benefits business (2)	-	-	-	7	85	(134)	-	-	-	-	-	-

Special item(s), after-tax:
Cost associated with acquisitions (3)	(3)	-	-	-	-	-	-	-	-	(28)	-	-
Completion of IRS examination (4)	-	-	-	-	-	-	-	-	-	-	-	-
Loss on reinsurance transaction (5)	-	-	-	-	(20)	-	-	-	-	-	-	-
Resolution of Federal Tax matter (6)	-	-	-	-	97	-	-	-	-	-	4	-
Loss on early extinguishment of debt (7)	-	-	-	-	-	-	-	-	-	-	(39)	-

Segment earnings (loss)	$56	$57	$79	$6	$163	$(180)	$21	$20	$25	$(68)	$(79)	$(43)

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability
	Per Share		Consolidated		Health Care		and Life
Year Ended December 31,	2011	2010	2011	2010	2011	2010	2011	2010

Adjusted income (loss) from operations (1)	$5.21	$4.64	$1,428	$1,277	$990	$861	$282	$291

Results of guaranteed minimum income benefits business (2)	(0.49)	(0.09)	(135)	(24)	-	-	-	-

Special item(s), after-tax:
Cost associated with acquisitions (3)	(0.11)	-	(31)	-	-	-	-	-
Completion of IRS examination (4)	0.08	-	24	-	1	-	5	-
Loss on reinsurance transaction (5)	-	(0.07)	-	(20)	-	-	-	-
Resolution of Federal Tax matter (6)	-	0.37	-	101	-	-	-	-
Loss on early extinguishment of debt (7)	-	(0.14)	-	(39)	-	-	-	-

Segment earnings (loss)	4.69	4.71	1,286	1,295	$991	$861	$287	$291
Net realized investment gains, net of taxes (8)	0.15	0.18	41	50

Shareholders' net income	$4.84	$4.89	$1,327	$1,345

			Run-off		Other
	International		Reinsurance		Operations		Corporate
Year Ended December 31,	2011	2010	2011	2010	2011	2010	2011	2010

Adjusted income (loss) from operations (1)	$289	$243	$(48)	$(27)	$85	$85	$(170)	$(176)

Results of guaranteed minimum income benefits business (2)	-	-	(135)	(24)	-	-	-	-

Special item(s), after-tax:
Cost associated with acquisitions (3)	(3)	-	-	-	-	-	(28)	-
Completion of IRS examination (4)	-	-	-	-	4	-	14	-
Loss on reinsurance transaction (5)	-	-	-	(20)	-	-	-	-
Resolution of Federal Tax matter (6)	-	-	-	97	-	-	-	4
Loss on early extinguishment of debt (7)	-	-	-	-	-	-	-	(39)

Segment earnings (loss)	$286	$243	$(183)	$26	$89	$85	$(184)	$(211)

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) Results of guaranteed minimum income benefits business on a pre-tax basis for:
       - three months and twelve months ended December 31, 2011 were gains of $11 million and losses of $208 million, respectively;
       - three months and twelve months ended December 31, 2010 were gains of $131 million and losses of $38 million, respectively; and
       - three months ended September 30, 2011 were losses of $206 million.

(3) The three months and twelve months ended December 31, 2011 include an after-tax charge of $28 million in Corporate for costs related to the 2012 acquisition of HealthSpring and an after-tax charge of $3 million in International for costs related to the 2011 acquisition of FirstAssist.

(4) The twelve months ended December 31, 2011 include a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
     - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

(5) The three months and twelve months ended December 31, 2010 include an after-tax charge of $20 million in Run-off Reinsurance related to the loss on a reinsurance transaction.
(6) The three months and twelve months ended December 31, 2010 include a net tax benefit of $101 million related to the resolution of a Federal tax matter.
    - After-tax benefit of $97 million in Run-off Reinsurance and an after-tax benefit of $4 million in Corporate.

(7) The three months and twelve months ended December 31, 2010 include an after-tax charge of $39 million in Corporate related to the loss on early extinguishment of debt.
(8) Net realized investment gains (losses) on a pre-tax basis for:
       - three months and twelve months ended December 31, 2011 were gains of $6 million and $62 million, respectively;
       - three months and twelve months ended December 31, 2010 were gains of $31 million and $75 million, respectively; and
       - three months ended September 30, 2011 were gains of $13 million.